Exhibit 99.3
Chart to Supply Equipment for Asia’s Largest Single Train Air Separation Unit
Cleveland, Ohio — March 19, 2007 — Chart Industries, Inc. (NASDAQ: GTLS) announced that its wholly-owned subsidiary, Chart Energy & Chemicals, Inc., has been awarded a significant contract from Praxair Asia to supply brazed aluminum heat exchangers for a Praxair air separation unit (ASU) to be located in Zhenjiang, China. The ASU will supply industrial gases to an acetic acid plant operated by Jiangsu Sopo Group and is due to come on stream in 2009. The ASU is expected to have the capacity to produce 3,000 metric tons of oxygen per day. The gas plant will be integrated with a coal-gasification unit that Sopo is building to provide feedstock to its acetic acid plant.
“This award from Praxair comes at a time when Chart is experiencing an increase in orders across much of China. China continues to increase the use of syngas, derived from coal gasification, as a chemical feedstock for various production applications,” said Sam Thomas, Chief Executive Officer and President of Chart Industries, Inc. “Chart has a history of supplying Praxair with its brazed aluminum heat exchanger technology and looks forward to delivering another successful project to the Praxair team and its customer Jiangsu Sopo Group.”
This news release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to the matters described above. These forward-looking statements are based upon current plans and expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside Chart’s control. These risks, uncertainties and other factors are described from time to time in Chart’s reports filed with the Securities and Exchange Commission, and include: the cyclicality of Chart’s markets; a delay, significant reduction in and/or loss of purchases by large customers; competition; and general economic, political, business and market risks associated with Chart’s non-U.S. operations. Any forward-looking statement speaks only as of the date on which such statement is made, and Chart undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com. Chart undertakes no obligation to update publicly or revise any information included in this release.
Contact:
Michael F. Biehl
Executive Vice President,
Chief Financial Officer
and Treasurer
440-544-1244
michael.biehl@chart-ind.com